Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP ANNOUNCES LEASE OF ROYALTY CARPET MILLS YARN FACILITY

DALTON, GEORGIA (July 14, 2017) -- The Dixie Group (NASDAQ: DXYN) is pleased to announce that it has purchased all of the yarn manufacturing assets of the former Royalty Carpet Mills Porterville, California yarn plant. Dixie will lease the Porterville building through a long term arrangement and will begin hiring former associates to manage and operate the yarn plant within the next two weeks.

The output from this yarn plant will allow The Dixie Group to better service our West Coast customers and provide yarn capacity for future growth. Production is expected to begin the week of July 31, 2017.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the possibility that negotiations will not be successful, that contract terms will not be as expected, and that levels of demand for the products produced by the Company will change. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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